Cash Systems, Inc. To Host Conference Call

Las Vegas, May 11, 2007 — Cash Systems, Inc. (NASDAQ: CKNN), a provider of cash access solutions for the gaming industry, today announced that it will host a conference call to discuss preliminary first quarter 2007 financial results before the market opens on May 14, 2007. The Company will conduct a conference call to discuss results on May 14, 2007 at 9:00 a.m. EST.

The call can be accessed live over the phone by dialing (800) 545-9704 or for international callers by dialing (913) 905-1085. A simultaneous webcast of the call will be available by visiting http://www.cashsystemsinc.com/. A replay will be available at 12:00 p.m. ET and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the pin number is 4752780. The replay will be available from May 14, 2007 through May 21, 2007.

In addition, the company announced that it will be amending its annual report on Form 10-K for the year ended December 31, 2006, to correct an understatement of net income.

About Cash Systems, Inc.

Cash Systems, Inc., located in Las Vegas, with additional offices in San Diego and Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.

This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10K and 10Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.

Contact:
Don Duffy
Integrated Corporate Relations
203-682-8200